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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

        We consent to the use in this Amendment No. 2 of Registration Statement No. 333-115344 relating to an exchange offer for $250 million 11% Senior Secured Notes due 2010 and $100 million Senior Secured Floating Rate Notes due 2008 of Huntsman Advanced Materials LLC and subsidiaries of our reports on:

  •
  The financial statements of Vantico Group S.A. at December 31, 2004 ("the "Company") and the financial statements of Vantico Group S.A. (the "Predecessor Company") for the six months ended June 30, 2003 and for the year ended December 31, 2002 dated April 1, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of the Predecessor Company's financial statements following the transfer of the Predecessor Company's direct subsidiary to Huntsman Advanced Materials LLC);

  •
  The consolidated financial statements of Vantico International S.à.r.l. at December 31, 2004 (the "Company") and the consolidated financial statements of Vantico International S.à.r.l. (the "Predecessor Company") for the six months ended June 30, 2003 and for the year ended December 31, 2002, dated April 1, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the presentation of the Predecessor Company's financial statements following the transfer of the majority of the Predecessor Company's subsidiaries to Huntsman Advanced Materials LLC);

appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE S.A.

Edouard Schmit, Partner

Luxembourg
April 1, 2005

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CONSENT OF INDEPENDENT AUDITOR